OEM Agreement

This OEM Agreement (hereinafter referred to as “This Agreement”) is made and entered into by and between NGEN Technologies USA Corp. (hereinafter referred to as “NGEN”) and Samsung Industry Co., Ltd. (hereinafter referred to as “Samsung”):

WITNESSETH

WHEREAS, in connection with the OEM transaction of muffler (hereinafter referred to as “This Product”), “NGEN” desires to commission “Samsung” to produce the structure of this Product and to purchase the finished Product, and “Samsung” desires to sell the finished Product to “NGEN”.

Now, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto agree as follows:

Article 1. Purpose

“NGEN” shall commission “Samsung” to produce the structure of this Product, provide “Samsung” with equipment needed for the production thereof, and purchase the finished Product from “Samsung” subject to terms and conditions herein provided.

Article 2. Basic Principles

2.1	The transaction shall be conducted on the basis of respect for mutual interest and the principle of good faith.

2.2	This Agreement shall take the precedence over any individual agreement or other ancillary agreement contradictory to this Agreement.

2.3	This Agreement shall be for 36 months from the effective date of this Agreement

Article 3. Individual Agreement

3.1	This Agreement shall be common to all individual agreements of this Product, and an individual agreement shall consist of “NGEN’s” issuance of a purchase order to “Samsung” and “Samsung’s” acceptance of it; provided, however, that in the event of having intention to reject the purchase order, “Samsung” shall declare the intention of rejection within 10 days from the date of receiving the purchase order from “NGEN”. If such an intention of rejection is not declared within the said period, the agreement shall be deemed to be concluded.

Article 4. Details of Individual Agreement

4.1	An individual agreement shall define the date of order; the name, quantity, unit price, delivery date, delivery place, and inspection method & time of ordered parts; and the other terms and conditions of order.

4.2	Notwithstanding the provision of 4.1, “NGEN” and “Samsung” may consult with each other about some details of the individual agreement and define an ancillary agreement in advance.

4.3	To initiate the terms of this OEM Agreement, Ngen Technologies shall remit advance payment of$9,000,000 USD to Samsung for equipment and parts as defined hereto and to the Samsung bank account identified in the annex of this Agreement. It is agreed by both parties that the ownership of the equipment shall be reserved by “NGEN”, and in case of “NGEN’s” request for its return, “Samsung” shall return it without delay.

4.4	List of equipment to be purchased by Samsung

-	NDT/CNC/Automation
(Model Name(=NDT) : LAROEN-35 ) (Model Name(=CNC) : K300CNC )

-	Noise meter , Exhaust gas meter
(Model Name(=Noise meter) : GDS-3502 )
(Model Name(=Exhaust gas meter) : SEMTECH_LDV , SEMTECH_HDV )

-	Hot vibration Thermal Shock testing/Automation (Model Name : VC062D )

-	MIG(Material Inert Gas) Welding Machine (Model Name : RS8LAKH , BOBCAT250AC/D )

4.5	The payment shall include parts and labour for a total of 150,000 units, paid in advance. Samsung agrees to ship finished products every 90 days and in accordance with the schedule outlined in this agreement.

Article 5. Validity of Individual Agreement

5.1	Even in the event that this Agreement is terminated due to rescission or expiration, this Agreement shall remain effective with respect to an individual agreement concluded under this Agreement unless either party declares intention to the contrary.

Article 6. Method for Use

6.1	The method for the use of this Product shall be the user instructions of the Product separately approved by “NGEN”. Provided, that in the event that law revision or other circumstances demand change in the use of this Product, “NGEN” and “Samsung” may consult with each other and change the method for use.

6.2	In the event that the need for change in the terms and conditions of the agreement, such as delivery price and delivery period, is acknowledged, “NGEN” and “Samsung” may decide thereon by mutual consultation.

Article 7. Trademark

7.1	“Samsung” shall display “NGEN’s” trademark on this Product and its package. The type and method of displaying a trademark shall be determined by “NGEN”, and “Samsung” shall display it accordingly.

7.2	“Samsung” shall not not sell this Product bearing “NGEN’s” trademark to any third party other than “NGEN” nor misuse “NGEN’s” trademark for a purpose other than this Agreement.

Article 8 (Trademark Guarantee)

8.1	“NGEN” shall guarantee that it will place an order for more than 800,000 Products with “Samsung” in 2018. As for the guaranteed quantity of Products to be ordered after 2018, it shall be determined separately by mutual consultation between the parties hereto.

Article 9. Delivery Price

9.1	The delivery price including packaging charge and the cost of transportation to a delivery place designated by “NGEN” shall be determined separately by mutual consultation between “NGEN” and “Samsung”.

Article 10. Inspection before Delivery

10.1	“Samsung” shall conduct the inspection of this Product before delivery according to standards for inspection determined separately between “NGEN” and “Samsung”.

10.2	“NGEN” shall inspect this Product at “Samsung’s” factory with “Samsung’s” cooperation, and check whether this Product conforms to rules or standards set by mutual consultation between “NGEN” and “Samsung”.

Article 11. Delivery

11.1	“Samsung” shall deliver this Product within an appointed period of delivery to a place designated by “NGEN” according to the standards of an individual agreement.

11.2	In the event that this Product cannot be delivered within a period of delivery, “Samsung” shall notify “NGEN” thereof without delay, and follow “Ngen’s” directions.

Article 12. Period of Delivery

12.1	The period of delivery means the deadline for delivering ordered products to a place designated by “NGEN”, and shall be set in each individual agreement by mutual consultation between the parties hereto.

Article 13. Delivery

13.1	“Samsung” shall deliver a quantity of ordered products determined by “NGEN” according to a procedure specified separately by mutual consultation between the parties hereto.

13.2	In the event of abnormal delivery such as the precedence or delay of delivery, or excess or shortage in quantity, “Samsung” shall take necessary action promptly under “Ngen’s” direction.

13.3	In the event that abnormal delivery under 13.2 occurs for a reason attributable to “Samsung”, “Samsung” shall compensate for “Ngen’s” damage caused thereby.

13.4	“NGEN” shall not delay or refuse the receipt of delivered products when there is no reason therefor attributable to “Samsung”, and in the event that “Samsung” suffers damage from the unjustifiable delay in or refusal of receiving delivered products, “NGEN” shall indemnify “Samsung” for the damage.

Article 14. Receiving Inspection

14.1	“NGEN” shall conduct receiving inspection within 7 days after the delivery of this Product, according to a separate agreement, and notify the results thereof to “Samsung” without delay; provided, however, that visual inspection and receiving inspection shall be conducted in accordance with the inspection under 8.2

14.2	In the event of failure to pass the receiving inspection, “Samsung” shall repair relevant products for free without delay.

Article 15. Transfer of Ownership

15.1	The ownership of this Product shall be transferred to “NGEN” upon the Product’s passing the receiving inspection pursuant to Article 14.

Article 16. Burden to Bear Risk

16.1	In the event that the whole or part of this Product is lost or broken, or deteriorated before it passes the receiving inspection (or payment is made) for a reason not attributable to “NGEN”, “Samsung” shall indemnify “NGEN” for damage caused thereby.

Article 17. Payment

17.1	“Samsung” shall bill “NGEN” for this Product, which passes the receiving inspection set forth in Article 11, by the end of each month, and “NGEN” shall deposit the price of this Product into the account of a bank designated by “Samsung” by the end of the next month.

Article 18. Liability for Warranty against Defect

18.1	In the event that any other defect is found within one (1) year after this Product passes the receiving inspection, “NGEN” shall have “Samsung” assume the liability for it, and the liability shall be accepted such as repair, exchange, price discount, and damages for the defect, within a reasonable period.

18.2	As for the repair or exchange of this Product under 18.1 after “NGEN” shipped it to a third party, the liability therefor shall be assumed by “NGEN”, and “Samsung” shall carry out part replacement or technical guidance in connection therewith.

18.3	In the event that “NGEN” and “Samsung” fail to agree about liability for hidden defect, they shall follow a procedure and a method to be validated objectively such as the decision of a reputable third party.

Article 19. After-sale Service

19.1	After-sale service on this Product between “NGEN” and “Ngen’s” customer shall be carried out on “Ngen’s” own responsibility, with the exception of cases set forth under Article 18; provided, however, that if it is impossible for “NGEN” to conduct repair, “NGEN” may entrust repair to “Samsung” for consideration, and details thereon shall be determined by mutual consultation between “NGEN” and “Samsung”.

19.2	“Samsung” shall accede to “Ngen’s” entrustment as well as provide “NGEN” with technical data needed for the after-sale service under 19.1,, and conduct technical education and technical guidance in relation to the service.

19.3	“Samsung” shall retain maintenance parts of this Product for 5 years after final delivery to “NGEN”, and the parts shall be determined by mutual consultation between “NGEN” and “Samsung” so that the parts may be provided for consideration in the event of “Ngen’s” need for them for maintenance.

Article 20. Product Liability

20.1	“Samsung” shall do its best lest defect occur in parts ordered by “NGEN”, and perform all obligations related to product liability.

20.2	If it is expected that this Product delivered to “NGEN” inflicts damage to a third party’s property or body, “Samsung” shall contact “NGEN” promptly, and handle and remedy it in consultation with “NGEN”.

20.3	In the event that “NGEN” confirms damage, “Samsung” shall cooperate with “A’s” handling and remedy under “A’s” direction. Expenses for handling and remedying damage shall be determined by mutual consultation between “NGEN” and “Samsung”.

Article 21. The Practice of and the Application for Industrial Property

21.1	In the event of a conflict with a third party over industrial property in relation to this Product, “Samsung” shall be responsible for it and address it. And in the event of damage to “NGEN” caused thereby, “Samsung” shall indemnify “NGEN” for the damage; provided, however, that “NGEN” shall be responsible for a conflict over industrial property caused by user instructions or a trademark designated by “NGEN”.

21.2	In the event that while fulfilling this Agreement, “Samsung” comes up with an invention based on technical information about this Product provided by “NGEN”, “NGEN” and “Samsung” shall determine in mutual consultation whether to apply for industrial property right related to the invention, or to whom the industrial property right will be reserved in case of application.

21.3	The provisions of this Article shall survive the termination of this Agreement.

Article 22. Confidentiality

22.1	“NGEN” and “Samsung” shall not disclose to third parties confidential information on the other party’s technology or business obtained during the performance of this Agreement or individual agreements without the other party’s consent for 5 years after the termination of this Agreement as well as during the term of this Agreement.

22.2	In the event of violating the provision of 22.1 and causing damage to the other party, either party shall indemnify the other party for the damage.

Article 23. Suspension of Production

23.1	When “Samsung’s” commercial production of this Product is conspicuously poor or is judged to be impossible, “Samsung” shall notify “NGEN” of the reason therefor until 3 months before the suspension of production and consult with “NGEN” about the quantity of the final order and measures thereafter.

Article 24. Rescission for the Future

24.1	In the event that either party has any of the following reasons, the other party can rescind the whole or part of this Agreement or individual agreements, and claim damages therefor.

1.	Upon violating any provision of this Agreement or an individual agreement, if not remedied within a considerable period after receipt of written notice from the other party

2.	Upon being subjected to business suspension, business license revocation or business registration revocation from supervisory authorities

3.	Upon being put up for auction due to provisional attachment, provisional disposition, compulsory execution, security right execution, etc., or going into liquidation due to bankruptcy, composition, corporate reorganization, etc.

4.	Upon any reason for payment suspension, insolvency etc.

Article 25. Forfeiture of Benefit of Time

25.1	When a reason falling under any provision of Article 24 occurs to either party, the relevant party shall forfeit the benefit of time in regard to all obligations arising from transaction.

Article 26. Term of Agreement

26.1	The effective term of this Agreement shall be eighteen months from the date on which it is executed; provided, however, that this Agreement shall be extended one (1) year again unless either party give a notice to the contrary, and thereafter the above shall again apply.

Article 27. (Matters of Negotiation)

27.1	In regard to any matter not set forth in this Agreement or causing disagreement on its interpretation, both parties hereto shall make efforts to settle it by amicable negotiation.

Article 28. Jurisdiction

28.1	The court having jurisdiction over any litigation arising from this Agreement shall be a court determined by mutual agreement between the parties hereto. In the event that the parties hereto fail to reach the agreement, a court having jurisdiction over the location of “Ngen’s” office shall be the competent court.

IN WITNESS WHEREOF, the parties hereto have executed, signed and sealed this Agreement in duplicate, and one copy hereof shall be retained by each party.

Jan 25, 2018

“NGEN”	Address	5400 LBJ Freeway, Suite 1200, Dallas Tx 75240				
	Name or Trade Name	Clifford Rhee (seal) Representative Director NGEN Technologies	Business Registration No.	9726639483	Phoe number	416-819-7765
“Samsung”	Address	51, Sinsan-ro 29beon-gil, Saha-gu, Busan, Republic of Korea				
	Name or Trade Name	Lim Chul-jin (seal) Representative Director Samsung Industry Co., Ltd.	Business Registration No.	10786-88785	Phone number	+82-51-323-0022

Appendix I. Samsung Bank account information

Deposit using Certified Bank Draft or Certified Cheque (no wire transfer via swift)

KEB Hana Bank Canada

4960 Yonge Street, Toronto Ontario M2N 6K1

Further Credit to:

Samsung Industry Co., Ltd.

Account Number: 161-890017-56938

Appendix II. Production Schedule

Production Schedule - Muffler Production

ACTIVITY	PLAN START	PLAN DURATION	ACTUAL START	ACTUAL DURATION	PERCENT COMPLETE
Equipment Procurement	1	3	1	3	10%
Material purchase - 1st run	3	1	3	1	4%
Material inspection - 1st run	3	1	3	1	2%
Assembly	4	2	4	2	10%
Assembly inspection	5	1	5	1	3%
NDT/QA Process	6	1	6	1	3%
Ship to drop	7	1	7	1	3%
Material purchase - 2nd run	8	2	8	2	4%
Material inspection - 2nd run	9	1	9	1	2%
Assembly	10	4	10	4	10%
Assembly inspection	14	1	14	1	3%
NDT/QA Process	15	1	15	1	3%
Ship to drop	16	1	16	1	3%
Material purchase - 3rd run	18	2	18	2	3%
Material inspection - 3rd run	20	1	20	1	2%
Assembly	21	6	21	6	10%
Assembly inspection	27	1	27	1	3%
NDT/QA Process	28	1	28	1	2%
Ship to drop	29	1	29	1	2%
Material purchase - 4th run	30	1	30	1	3%
Material inspection - 4th run	31	1	31	1	2%
Assembly	32	4	32	4	10%
Assembly inspection	35	1	35	1	3%
NDT/QA Process	36	1	36	1	2%
Ship to drop	37	1	37	1	2%

PERIODS (# of weeks)